Exhibit 99.1

News Release

Investor Contact

Matt Lee

Sr. Vice President, Finance and Investor Relations

Dine Brands Global, Inc.

IR@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Mediainquiries@dinebrands.com

Dine Brands Global, Inc. Reports First Quarter 2026 Results

PASADENA, Calif., May 6, 2026 – Dine Brands Global, Inc. (NYSE: DIN) (the “Company” or “Dine Brands”), the parent company of Applebee’s Neighborhood Grill + Bar®, IHOP® and Fuzzy’s Taco Shop® restaurants, today announced financial results for the first quarter of fiscal year 2026.

“Dine Brands reported improved comp sales versus the prior year with all brands outperforming Black Box, driven by our focus on everyday value, culturally relevant marketing, and disciplined execution,” said John Peyton, Chief Executive Officer of Dine Brands. “We’re confident in the progress of our strategy and continue to make great progress on our dual brand opportunity where we remain on track to achieve approximately 80 domestic restaurants by the end of the year.”

Vance Chang, Chief Financial Officer of Dine Brands, added, “Our continued investment in dual brand development, remodels, and our company owned portfolio is driven by the positive feedback from our franchisees and our guests. Our asset lite model allows us to fund long term value creation initiatives while providing support to our franchisees and returning capital to shareholders concurrently. We remain committed to our capital allocation priorities.”

Domestic Restaurant Sales for the First Quarter of 2026

•	Applebee’s year-over-year comparable domestic same-restaurant sales increased 1.9% for the first quarter of 2026. Off-premise sales accounted for 23.9% of sales mix in the first quarter of 2026.

•	IHOP’s year-over-year domestic comparable same-restaurant sales remained flat for the first quarter of 2026. Off-premise sales accounted for 21.5% of sales mix in the first quarter of 2026.

First Quarter of 2026 Summary

•

Total revenues for the first quarter of 2026 were $225.2 million compared to $214.8 million for the first quarter of 2025. The increase was primarily driven by higher company-owned restaurant sales, mainly attributable to the increase in the number and timing of when we acquired restaurants from franchisees.

•

General and Administrative (“G&A”) expenses for the first quarter of 2026 were $53.1 million compared to $51.3 million for the first quarter of 2025. The increase was driven by employee costs as we invest in our dual-brand and company-owned restaurant initiatives.

•

Net income available to common stockholders was $7.2 million, or earnings per diluted share of $0.57, for the first quarter of 2026 compared to net income available to common stockholders of $7.8 million, or earnings per diluted share of $0.53 for the first quarter of 2025.

•

Non-GAAP adjusted net income[1] available to common stockholders was $13.5 million, or adjusted earnings per diluted share of $1.07, for the first quarter of 2026, compared to adjusted net income available to common stockholders of $15.4 million, or adjusted earnings per diluted share of $1.03, for the first quarter of 2025.

•	Income before income taxes for the first quarter of 2026 was $10.1 million compared to income before income taxes of $12.8 million for the first quarter of 2025.

•	Consolidated adjusted EBITDA[2] for the first quarter of 2026 was $50.8 million compared to $54.7 million for the first quarter of 2025.

•

Cash flows provided by operating activities for the first quarter of 2026 were $7.5 million. This compares to cash flows provided by operating activities of $16.1 million for the first quarter of 2025. The decrease was primarily due to the year over year impact of performance plan compensation payments.

•	Adjusted free cash flow[3] was negative $3.0 million for the first quarter of 2026. This compares to adjusted free cash flow of $14.6 million for the first quarter of 2025.

•	Development activity by Applebee’s and IHOP for the first quarter of 2026 resulted in 24 new restaurant openings and 40 restaurant closures.

Effective Tax Rate

The Company’s effective tax rate was 27.3% for the three months ended March 29, 2026, as compared to 35.9% for the three months ended March 30, 2025.

[1]	See “Non-GAAP Financial Measures” for reconciliation of GAAP net income (loss) available to common stockholders to adjusted net income available to common stockholders.
[2]	See “Non-GAAP Financial Measures” for reconciliation of GAAP net income (loss) to consolidated adjusted EBITDA.
[3]	See “Non-GAAP Financial Measures” for reconciliation of the Company’s cash flows provided by operating activities to adjusted free cash flow.

Key Balance Sheet Metrics (as of March 29, 2026)

•	Total cash, cash equivalents and restricted cash of approximately $172.9 million, of which approximately $104.2 million was unrestricted cash.

•	Available borrowing capacity under the 2025 Variable Funding Senior Notes, Class A-1 is approximately $225 million.

Capital Returns to Equity Holders

During the first quarter of 2026, the Company repurchased approximately $22 million of its common stock and paid approximately $2.5 million in dividends.

Financial Performance Guidance for 2026

The Company reiterated its fiscal 2026 guidance items:

•	Applebee’s domestic system-wide comparable same-restaurant sales performance is expected to range between 0% and 2%.

•	IHOP’s domestic system-wide comparable same-restaurant sales performance is expected to range between 0% and 2%.

•	Domestic development activity for Applebee’s is expected to be between 15 and 5 net fewer restaurants.

•	Domestic development activity for IHOP is expected to be between 10 net fewer restaurants and 10 net new openings.

•	Our domestic development activity includes at least 50 domestic dual-branded openings, primarily driven by franchisees.

•

Consolidated adjusted EBITDA is expected to range between approximately $220 million and $230 million. Our outlook reflects the positive trends in our franchise business and modest improvement in our company-owned restaurants which is based on our existing portfolio.

•	G&A expenses are expected to range between approximately $205 million and $210 million. This total includes non-cash stock-based compensation expense and depreciation of approximately $35 million.

•	Capital expenditures are expected to range between approximately $25 million and $35 million.

Dine Brands does not provide forward-looking guidance for GAAP net income because it is unable to predict certain items contained in the GAAP measure without unreasonable efforts. These items may include closure and impairment charges, loss on extinguishment of debt, gain or loss on disposition of assets, other non-income-based taxes and other items deemed not reflective of current operations.

First Quarter of 2026 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on May 6, 2026, at 11:00 a.m. Eastern time. A live webcast of the call, along with a replay will be available for a limited time at https://investors.dinebrands.com. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will also be available on Events & Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Pasadena, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries and franchisees, supports and operates restaurants under the Applebee’s Neighborhood Grill + Bar®, IHOP®, and Fuzzy’s Taco Shop® brands. As of March 29, 2026, these three brands comprised nearly 3,500 restaurants across 19 international markets. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions, including the impact of inflation on us and our franchisees directly; cost pressures, including rising costs for commodities, labor, health care and utilities; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of corporate strategies, including restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees, including any insolvency or bankruptcy; credit risks from our IHOP franchisees operating under our previous IHOP business model in which we built and equipped IHOP restaurants and then franchised them to franchisees; insufficient insurance coverage to cover potential risks associated with the ownership and operation of restaurants; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; risks of food-borne illness or food tampering; possible future impairment charges; trading volatility and fluctuations in the price of our shares; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; changes in U.S. government regulations and trade policies, including the imposition of tariffs and other trade barriers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; the implementation and use of artificial intelligence and related technologies; delivery initiatives and use of third-party delivery vendors; our allocation of human capital and our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; risks of major natural disasters, including earthquake, wildfire, tornado, flood or a man-made disaster, including terrorism, civil unrest or a cyber incident; risks of volatile or adverse weather conditions as a result of climate change; pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; changes in tax laws; failure to meet investor and stakeholder expectations regarding business responsibility matters; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measures “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, any gain or loss related to debt extinguishment, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any interest expense, any income tax provision or benefit, any depreciation and amortization, any non-cash stock-based compensation, any closure and impairment charges, any gain or loss related to debt extinguishment, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock, and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

FBN-R

Dine Brands Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 29, 2026	March 30, 2025
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$93.9	$95.7
Advertising revenues	71.0	70.5

Total franchise revenues	164.9	166.2
Company-owned restaurant revenues	33.5	21.6
Rental revenues	26.8	27.0

Total revenues	225.2	214.8

Cost of revenues:
Franchise expenses:
Advertising expenses	(71.0)	(70.5)
Other franchise expenses	(11.3)	(10.7)

Total franchise expenses	(82.3)	(81.2)
Company-owned restaurant expenses	(34.9)	(22.0)
Rental expenses	(20.6)	(21.3)

Total cost of revenues	(137.8)	(124.5)

Gross profit	87.3	90.3
General and administrative expenses	(53.1)	(51.3)
Interest expense, net	(21.8)	(17.7)
Closure and impairment charges	(0.8)	(5.8)
Amortization of intangible assets	(3.8)	(2.7)
Gain on disposition of assets	2.2	0.1

Income before income taxes	10.1	12.8
Income tax provision	(2.8)	(4.6)

Net income	$7.4	$8.2

Net income available to common stockholders:
Net income	$7.4	$8.2
Less: Net income allocated to unvested restricted stock	(0.2)	(0.4)

Net income available to common stockholders	$7.2	$7.8

Net income available to common stockholders per share:
Basic	$0.59	$0.53

Diluted	$0.57	$0.53

Weighted average shares outstanding:
Basic	12.3	14.9

Diluted	12.6	14.9

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	—	—

Total comprehensive income	$7.4	$8.2

Dine Brands Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 29, 2026	December 28, 2025
Assets
Current assets:
Cash and cash equivalents	$104.2	$128.2
Receivables, net of allowance	89.5	119.0
Restricted cash	46.7	51.5
Prepaid expenses	41.0	49.0
Other current assets	2.3	4.1

Total current assets	283.7	351.8
Intangible assets, net	530.6	534.1
Operating lease right-of-use assets	347.9	328.7
Goodwill	249.6	249.6
Property and equipment, net	165.3	160.5
Long-term receivables, net of allowance	31.9	33.8
Non-current restricted cash	22.0	22.0
Other non-current assets, net	57.7	57.1

Total assets	$1,688.7	$1,737.7

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and other accrued liabilities	$74.4	$93.2
Gift card liability	156.4	182.7
Current portion of operating leases obligations	67.9	67.6
Current portion of finance leases	6.4	6.6
Dividends payable	2.5	2.5
Accrued interest payable	7.3	7.3
Deferred franchise revenue, short-term	5.4	5.6

Total current liabilities	320.3	365.5
Long-term debt, net	1,188.8	1,188.2
Operating lease obligations, less current portion	323.3	305.3
Finance lease obligations, less current portion	30.6	32.2
Deferred income taxes, net	49.1	51.2
Deferred franchise revenue, long-term	33.5	34.2
Other non-current liabilities	33.1	35.0

Total liabilities	1,978.7	2,011.6

Stockholders’ deficit:
Common stock	0.2	0.2
Additional paid-in-capital	221.5	239.9
Retained earnings	180.0	175.1
Accumulated other comprehensive loss	(0.1)	(0.1)
Treasury stock, at cost	(691.7)	(689.1)

Total stockholders’ deficit	(290.0)	(273.9)

Total liabilities and stockholders’ deficit	$1,688.7	$1,737.7

Dine Brands Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 29, 2026	March 30, 2025
Cash flows from operating activities:
Net income	$7.4	$8.2
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	11.9	10.4
Non-cash impairment and closure charges	0.8	5.8
Non-cash stock-based compensation expense	4.1	3.3
Non-cash interest expense	1.0	0.9
Deferred income taxes	(2.1)	(4.6)
Provision for doubtful accounts	2.2	1.7
Gain on disposition of assets	(2.2)	(0.1)
Changes in operating assets and liabilities:
Receivables	0.9	(1.7)
Prepaid expenses	5.4	2.8
Other assets	(1.1)	2.0
Gift cards receivables and payables	1.0	3.6
Accounts payable and other accrued expenses	(17.9)	(9.0)
Operating lease assets and liabilities	(2.9)	(3.4)
Deferred revenue	(1.0)	(3.7)

Cash flows provided by operating activities	7.5	16.1

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	1.6	1.8
Additions to property and equipment	(12.1)	(3.3)
Proceeds from sale of property and equipment	3.8	1.0
Additions to long-term receivables	—	(1.4)
Acquisition, net of cash acquired	(0.7)	—
Additions to intangible assets	(0.3)	(0.1)

Cash flows used in investing activities	(7.7)	(1.9)

Cash flows from financing activities:
Proceeds from revolving line of credit	10.0	—
Repayment of revolving line of credit	(10.0)	—
Dividends paid on common stock	(2.5)	(7.8)
Repurchase of common stock	(22.0)	(1.6)
Principal payments on finance lease and financing obligations	(1.1)	(1.3)
Repurchase of restricted stock for tax payments upon vesting	(3.1)	(1.7)

Cash flows used in financing activities	(28.6)	(12.4)

Net change in cash, cash equivalents and restricted cash	(28.9)	1.8
Cash, cash equivalents and restricted cash at beginning of period	201.7	248.6

Cash, cash equivalents and restricted cash at end of period	$172.8	$250.4

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In millions, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Closure and impairment charges; amortization of intangible assets; non-cash interest expenses; gain or loss on disposition of assets; loss on extinguishment of debt; other EBITDA adjustments; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended
	March 29, 2026	March 30, 2025
Net income available to common stockholders	$7.4	$7.8
Closure and impairment charges	4.1	5.8
Amortization of intangible assets	3.8	2.7
Non-cash interest expense	1.0	0.9
Loss (gain) on disposition of assets	(2.2)	(0.1)
Other EBITDA adjustments	1.8	1.3
Net income tax provision for above adjustments	(2.2)	(2.7)
Net income allocated to unvested restricted stock	(0.2)	(0.3)

Net income available to common stockholders, as adjusted	$13.5	$15.4

Diluted net income available to common stockholders per share (a):
Net income available to common stockholders	$0.59	$0.53
Closure and impairment charges	0.24	0.29
Amortization of intangible assets	0.22	0.13
Non-cash interest expense	0.06	0.04
Loss (gain) on disposition of assets	(0.13)	(0.01)
Other EBITDA adjustments	0.11	0.06
Net income allocated to unvested restricted stock	(0.01)	(0.02)
Rounding	(0.01)	0.01

Diluted net income available to common stockholders per share, as adjusted	$1.07	$1.03

Numerator for basic and diluted EPS - net income available to common stockholders, as adjusted	$13.5	$15.4

Denominator for basic EPS - weighted-average shares	12.3	14.9
Dilutive effect of unvested restricted stock	0.3	—

Denominator for diluted EPS - weighted-average shares	12.6	14.9

(a)	Diluted net income available to common stockholders per share presented on an after-tax basis.

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash flows provided by operating activities to “adjusted free cash flow” (cash flows provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Three Months Ended
	March 29, 2026	March 30, 2025
	(In millions)
Cash flows provided by operating activities	$7.5	$16.1
Net receipts from notes and equipment receivables	1.6	1.8
Additions to property and equipment	(12.1)	(3.3)

Adjusted free cash flow	$(3.0)	$14.6

	March 29, 2026	March 30, 2025
Supplemental cash flow information
Dividends paid on common stock	(2.5)	(7.8)
Repurchase of common stock	(22.0)	(1.6)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in millions)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of interest expense, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, closure and impairment charges, loss on extinguishment of debt, gain or loss on disposition of assets, executive separation pay, and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended
	March 29, 2026	March 30, 2025
Net income, as reported	$7.4	$8.2
Interest charges on finance leases	0.6	0.7
All other interest charges	23.6	20.5
Income tax provision	2.8	4.6
Depreciation and amortization	11.9	10.4
Non-cash stock-based compensation	4.1	3.4
Closure and impairment charges	0.8	5.8
Gain on disposition of assets	(2.2)	(0.1)
Other	1.8	1.2

Adjusted EBITDA	$50.8	$54.7

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

	IHOP		Applebee’s		Fuzzy’s
	Three Months Ended		Three Months Ended		Three Months Ended
	March 29, 2026	March 30, 2025	March 29, 2026	March 30, 2025	March 29, 2026	March 30, 2025
System Sales (in millions)
Franchise	$857.0	$854.2	$1,053.7	$1,055.1	$36.6	$39.3
Company	4.5	1.3	28.7	20.1	0.2	0.2

Total	$861.5	$855.5	$1,082.4	$1,075.2	$36.8	$39.5

System:
Domestic same-restaurant sales change	—%	(2.7)%	1.9%	(2.2)%	2.4%	(12.2)%
Same-restaurant sales change	(0.1)%	(2.8)%	1.7%	(2.3)%	n/a	n/a
Franchise(a):
Domestic same-restaurant sales change	0.1%	(2.6)%	1.8%	(2.1)%	2.4%	(12.2)%
Same-restaurant sales change	(0.1)%	(2.8)%	1.6%	(2.2)%	n/a	n/a
Domestic average weekly unit sales (in thousands)	$38.3	$37.8	$56.3	$54.7	$28.0	$26.5
Company:
Domestic average weekly unit sales (in thousands)	$29.1	$32.5	$37.2	$32.8	$17.7	$18.7
Development
Franchise(b)
Beginning	1,812	1,824	1,520	1,567	105	116
Opened	12	8	10	1	—	1
Closed	(20)	(28)	(32)	(21)	(4)	(4)

Ending	1,804	1,804	1,498	1,547	101	113

Company(b)
Beginning	12	—	59	47	1	1
Opened	2	10	12	—	—	—
Closed	—	—	—	—	—	—

Ending	14	10	71	47	1	1

Total Development	1,818	1,814	1,569	1,594	102	114

Domestic	(7)	(12)	(11)	(12)	(4)	(3)
International	1	2	1	(8)	n/a	n/a

Net Development	(6)	(10)	(10)	(20)	(4)	(3)

(a)	The franchise sales percentage change and average weekly unit sales excludes closed restaurants and franchise restaurants acquired by the Company.
(b)

Included in the IHOP franchise restaurants closed and IHOP company-owned restaurants opened are 10 restaurants acquired by the Company in March 2025. Included in the Applebee’s franchise restaurants closed and Applebee’s company-owned restaurants opened are 12 restaurants acquired by the Company in March 2026.

Dual-branded restaurants are defined as restaurants that operate our IHOP and Applebee’s restaurant concepts under two separate franchise agreements but within one restaurant location. Because of this, each dual-branded restaurant is counted in both IHOP and Applebee’s restaurant count and activity.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

As of March 29, 2026, we had 35 dual-branded domestic IHOP and Applebee’s restaurant locations. During the three months ended March 29, 2026, we had two existing company-owned Applebee’s restaurants which added IHOP restaurants, three existing franchise Applebee’s restaurants which added IHOP restaurants, one existing franchise IHOP restaurant which added an Applebee’s restaurant, and two new franchise restaurants which added to both brands. This totaled 10 dual-branded domestic openings.

During the three months ended March 30, 2025, we had one existing franchise IHOP restaurant which added an Applebee’s restaurant for a total of one dual-branded opening.

As of March 29, 2026, we had 37 dual-branded international IHOP and Applebee’s restaurant locations. During the three months ended March 29, 2026, we had five new franchise restaurants which added to both brands. This totaled 10 dual-branded international openings.

As of March 30, 2025, we had 19 dual-branded international IHOP and Applebee’s restaurant locations. During the three months ended March 30, 2025, we had one existing franchise Applebee’s restaurant which added an IHOP restaurant for a total of one dual-branded international opening.

The following table shows the effects on the domestic and international restaurant count methodology described above:

	IHOP		Applebee’s		Dual-Branded		Total
	March 29, 2026	March 30, 2025	March 29, 2026	March 30, 2025	March 29, 2026	March 30, 2025	March 29, 2026	March 30, 2025
Franchise	1,804	1,804	1,498	1,547	—	—	3,302	3,351
Company	14	10	71	47	—	—	85	57

Total Development	1,818	1,814	1,569	1,594	—	—	3,387	3,408
Domestic Dual-Branded
Franchise	(31)	(1)	(31)	(1)	31	1	(31)	(1)
Company	(4)	—	(4)	—	4	—	(4)	—
International Dual-Branded
Franchise	(37)	(19)	(37)	(19)	37	19	(37)	(19)

Total Locations	1,746	1,794	1,497	1,574	72	20	3,315	3,388

As our dual-branded business expands, we may reevaluate how these restaurants are counted in future disclosures.